AMENDMENT NO. 2 TO CREDIT AGREEMENT
This AMENDMENT NO. 2 TO CREDIT AGREEMENT ("Amendment") is dated as of November 4, 2014, and is entered into by and among PERFORMANT BUSINESS SERVICES, INC. (formerly known as DCS Business Services, Inc.), a Nevada corporation ("Borrower"), the Lenders (as defined in the Credit Agreement as hereafter defined) party hereto, and MADISON CAPITAL FUNDING LLC, as Agent for all Lenders.
W I T N E S S E T H:
WHEREAS, Borrower, Agent and the Lenders from time to time party thereto are parties to that certain Credit Agreement dated as of March 19, 2012 (as the same has been or may be from time to time amended, restated, supplemented or otherwise modified, the "Credit Agreement"; capitalized terms not otherwise defined herein have the definitions provided therefor in the Credit Agreement); and
WHEREAS, Borrower, Agent and Required Lenders have agreed to amend the Credit Agreement in certain respects;
NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Credit Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Amendments. Subject to the satisfaction of the conditions set forth in Section 2 below, and in reliance on the representations and warranties set forth in Section 3 below, the Credit Agreement is hereby amended as follows:
(a)    Section 1.1 of the Credit Agreement is amended by amending the definition of the term "Applicable Margin" set forth therein as follows:
Applicable Margin means the applicable rate per annum corresponding to the applicable Total Debt to EBITDA Ratio, all as set forth in the following table:

Total Debt to EBITDA Ratio	Revolving Loans and Term A Loan		Term B Loan (including the incremental Term B Loan funded prior to the Second Amendment Closing Date)
	Base Rate	LIBOR Rate	Base Rate	LIBOR Rate
> 4.00:1.00	4.75%	5.75%	5.25%	6.25%
≤ 4.00:1.00	4.25%	5.25%	4.75%	5.75%

The Applicable Margin shall be adjusted quarterly, to the extent applicable, as of the first day of the month following the date on which financial statements are required to be delivered pursuant to Section 6.1.2 (including with respect to the last Fiscal Quarter of each Fiscal Year) after the end of each related Fiscal Quarter based on the Total Debt to EBITDA Ratio as of the last day of such Fiscal Quarter. Notwithstanding the foregoing (a) from the Second Amendment Closing Date until the first day of the month following the date on which financial statements for the Fiscal Quarter ending December 31, 2014 are required to be delivered pursuant to Section 6.1.2, the Applicable Margin shall be the rates corresponding to the Total Debt to EBITDA Ratio of ≤ 4.00:1.00 in the foregoing table, (b) if Borrower fails to deliver the financial statements required by Section 6.1.2, and the related Compliance Certificate required by Section 6.1.3, by the respective date required thereunder after the end of any related Fiscal Quarter, the Applicable Margin shall be the rates corresponding to the Total Debt to EBITDA Ratio of > 4.00:1.00 in the foregoing table until such financial statements and Compliance Certificate are delivered, and (c) no reduction to the Applicable Margin shall become effective at any time when an Event of Default has occurred and is continuing.
If, as a result of any restatement of or other adjustment to the financial statements of the Loan Parties or for any other reason, Agent determines that (a) the Total Debt to EBITDA Ratio as calculated by Borrower as of any applicable date was inaccurate and (b) a proper calculation of the Total Debt to EBITDA Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Total Debt to EBITDA Ratio would have resulted in higher pricing for such period, Borrower shall automatically and retroactively be obligated to pay to Agent, for the benefit of the applicable Lenders, promptly on demand by Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Total Debt to EBITDA Ratio would have resulted in lower pricing for such period, neither Agent nor any Lender shall have any obligation to repay any interest or fees to Borrower; provided that if, as a result of any restatement or other event a proper calculation of the Total Debt to EBITDA Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by Borrower pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods.
With respect to the Incremental Term Loans funded after the Second Amendment Closing Date, the Applicable Margin shall be a percent per annum set forth in the applicable Incremental Amendment.
(b)    Section 1.1 of the Credit Agreement is amended by amending the definition of the term "EBITDA" set forth therein by (i)  deleting the "and" following clause (xv) thereof, (ii) replacing the "." at the end of clause (xvi) thereof with ", and", and (iii) inserting new clauses (xvii), and (xviii) and (xix) immediately after clause (xvi) thereof as follows:
(xvii) losses or like charges associated with the settlement of provider appeals in respect of audits performed by the Loan Parties for the Centers for Medicare and Medicaid Services prior to September 30, 2014, in an aggregate amount in respect of all such losses or increases in reserves occurring after September 30, 2014 not to exceed $3,000,000 during the term of this Agreement, (xviii) documented severance expenses and service provider contract breakage fees incurred following the Second Amendment Closing Date approved by Agent in its discretion in an aggregate amount not to exceed $3,000,000 during the term of this Agreement, and (xix) costs, fees or expenses incurred in connection with the Amendment No. 2 to Credit Agreement dated as of the Second Amendment Closing Date.
(c)    Section 1.1 of the Credit Agreement is amended by adding a new defined term "Adjusted Cash" in its appropriate alphabetical order as follows:
Adjusted Cash means, as of any date of determination, the sum of (i) cash and Cash Equivalents of Borrower and its Subsidiaries that are Guarantors maintained in bank accounts that are subject to a tri-party control agreement satisfactory to Agent in favor of Agent, plus (ii) the lesser of (x) all voluntary prepayments of the Term Loans made following the Second Amendment Closing Date that are elected by the Borrower to be applied to installments of the Term Loans in the inverse order of maturity and (y) $10,000,000, plus (iii) 80% of the net Accounts of Borrower and the other Loan Parties in excess of $25,000,000 as reflected on the consolidated financial statements of the Borrower and the other Loan Parties as of the last day of the month for which financial statements were most recently delivered pursuant to Section 6.1, minus (iv) the Revolving Outstandings as of such date of determination, minus (v) the aggregate amount of all liabilities (including liabilities reflected as reserves on the consolidated financial statements of the Loan Parties) of Borrower and the Loan Parties as of such date of determination in respect of provider appeals in respect of audits performed by the Loan Parties at any time for the Centers for Medicare and Medicaid Services.
(d)    Section 1.1 of the Credit Agreement is amended by inserting a new defined term "December 2016 Compliance Date" in its appropriate alphabetical order as follows:
December 2016 Compliance Date means the date (if any) upon which the Borrower delivers to Agent financial statements in respect of the Fiscal Quarter ending December 31, 2016 pursuant to Section 6.1.2 together with a Compliance Certificate in respect of such period pursuant to Section 6.1.3 that demonstrates compliance with each of the financial ratios and restrictions set forth in Sections 7.14.2, 7.14.4, 7.14.5 and 7.14.6 for such period and certifies that no other Default or Event of Default has occurred and is continuing as of the date of delivery of such Compliance Certificate.
(e)    Section 1.1 of the Credit Agreement is amended by adding a new defined term "Interest Coverage Ratio" in its appropriate alphabetical order as follows:
Interest Coverage Ratio means, for any Computation Period, the ratio of (a) EBITDA for such Computation Period to (b) Interest Expense paid in cash by Borrower and the other Loan Parties (but excluding prepayment and other fees and expenses with regard to the consummation of this Agreement, and Legal Costs paid during such Computation Period to the extent such amounts are classified as interest expense for GAAP purposes).
(f)    Section 1.1 of the Credit Agreement is amended by adding a new defined term "Required Adjusted Cash Amount" in its appropriate alphabetical order as follows:
Required Adjusted Cash Amount means, (a) at all times from the Second Amendment Closing Date until December 31, 2015, $35,000,000, and (b) at all times from and after January 1, 2016 through the December 2016 Compliance Date, $30,000,000.
(g)    Section 1.1 of the Credit Agreement is amended by adding a new defined term "Second Amendment Closing Date" in its appropriate alphabetical order as follows:
Second Amendment Closing Date means November 4, 2014.
(h)    Section 2.10.2(a)(ii) of the Credit Agreement is amended and restated in its entirety as follows:
(ii)    within 150 days after the end of each Fiscal Year, in an amount equal to (A) the ECF Percentage times Excess Cash Flow for such Fiscal Year minus (B) voluntary prepayments of the Term Loans pursuant to Section 2.10.1 during such period; provided, that the first $10,000,000 of voluntary prepayments of the Term Loans made from and after the Second Amendment Closing Date shall not, to the extent elected by the Borrower to be applied to installments of the Term Loans in the inverse order of maturity, be subtracted pursuant to this clause (b) for any applicable Fiscal Year; and
(i)    Section 4.2 of the Credit Agreement is amended and restated in its entirety as follows:
4.2.    All Credit Extensions.
If, either before or immediately after giving effect to (i) any borrowing, or (ii) the issuance of any Letter of Credit, (a) the representations and warranties of Borrower or any other Loan Party set forth in this Agreement and the other Loan Documents are not true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (b) any Event of Default or Default shall have then occurred and be continuing, or (c) the Total Debt to EBITDA Ratio (with Total Debt calculated as of the date of such requested Loan or Letter of Credit after giving effect to the making of such Loan or issuance of such Letter of Credit and EBITDA calculated for the most recently ended 12 month period for which Agent has received financial statements pursuant to Section 6.1.2) exceeds the lesser of (x) the maximum Total Debt to EBITDA Ratio permitted under Section 7.14.2 for the most recently ended Computation Period, and (y) 3.25:1.0, then the obligation of each Lender to make a Loan and of Issuing Lender to issue a Letter of Credit shall be suspended (but only if Agent has, or Required Lenders have, directed Lenders or Issuing Lender, as applicable, not to make such requested Loan or issue such requested Letter of Credit). Each request by Borrower for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by Borrower that the conditions precedent set forth in Section 4.2 will be satisfied or waived at the time of the making of such Loan or the issuance of such Letter of Credit and giving effect thereto.
(j)    Section 6.1.3 of the Credit Agreement is amended and restated in its entirety as follows:

6.1.3	Compliance Certificate.
(a) Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 6.1.1 and each set of financial statements pursuant to Section 6.1.2 that correspond to the last month of a Fiscal Quarter (provided that Compliance Certificates shall also be required to be delivered contemporaneously with each set of financial statements pursuant to Section 6.1.2 for months that do not correspond to the last month of a Fiscal Quarter with respect to the financial statements for all months ending from November 30, 2014 through and including December 31, 2016), including the fourth Fiscal Quarter of each Fiscal Year, (and as required by Annex III pursuant to Section 7.11) a duly completed Compliance Certificate, with appropriate insertions, dated the date of such annual report or such quarterly (or monthly) statements, and signed by an Authorized Officer of Borrower, containing (i) a computation of each of the financial ratios and restrictions set forth in Section 7.14 (provided, that with respect to Compliance Certificates delivered pursuant to the proviso set forth in the parenthetical above with respect to months that do not correspond to the last month of a fiscal quarter, such Compliance Certificates shall only be required to contain computations of the financial ratios and restrictions set forth in Sections 7.14.5 and 7.14.6), and (ii) a statement to the effect that such officer has not become aware of any Event of Default or Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it; and (b) contemporaneously with the furnishing of each set of financial statements pursuant to Section 6.1.2 that corresponds to the last month of a Fiscal Quarter, a written statement of Borrower's management setting forth a discussion of Borrower's financial condition, changes in financial condition and results of operations.
(k)    A new Section 6.10 is added to the end of Section 6 of the Credit Agreement as follows:
6.10.    Maintenance of Minimum Cash Balance.
At all times (other than a period of not more than three consecutive Business Days) through and including the December 2016 Compliance Date, Borrower and its Subsidiaries that are Guarantors shall maintain Adjusted Cash equal to at least the then applicable Required Adjusted Cash Amount; provided, however, that the three (3) Business Day cure period set forth above may not be utilized by Borrower more than two (2) times in any Fiscal Quarter. Borrower shall certify to Agent that it has been in compliance with this covenant at all times during the relevant period with each set of financial statements delivered by Borrower pursuant to Section 6.1.2, and shall provide certification and, to the extent requested by Agent, calculations and evidence demonstrating the same, of compliance with this covenant at such additional times that Agent may request such calculations in its discretion.
(l)    Section 7.4 of the Credit Agreement is amended by amending and restating clauses (ix), (x), (xi) and (xii) thereof in their entirety as follows:
(ix)    [reserved];
(x)    [reserved];
(xi)    [reserved];
(xii)    [reserved];
(m)    Section 7.5(a) of the Credit Agreement is amended and restated in its entirety as follows:
(a)    Not, and not permit any other Loan Party to, be a party to any merger or consolidation or liquidation, except for (i) any such merger or consolidation or liquidation of any Subsidiary into Borrower or any Wholly-Owned Domestic Subsidiary of Borrower and (ii) Permitted Acquisitions (provided, however, that no Permitted Acquisitions may be consummated prior to the December 2016 Compliance Date absent the written consent of Agent and Required Lenders), and (iii) any Consolidation Transaction.
(n)    Section 7.14.1 of the Credit Agreement is amended and restated in its entirety as follows:
7.14.1.    Fixed Charge Coverage Ratio.
Not permit the Fixed Charge Coverage Ratio as calculated on the last day of the Computation Period ending September 30, 2014, to be less than 1.20:1.0. Not permit the Fixed Charge Coverage Ratio, as calculated day of the Computation Period ending March 31, 2017 and the last day of each Computation Period ending thereafter, to be less than 1.20:1.0.
(o)    Section 7.14.2 of the Credit Agreement is amended and restated in its entirety as follows:
7.14.2.    Total Debt to EBITDA Ratio.
Not permit the Total Debt to EBITDA Ratio as of the last day of any Computation Period to exceed the applicable ratio set forth below for such Computation Period:

Computation Period Ending	Total Debt to EBITDA Ratio
September 30, 2014	3.25:1.0
December 31, 2014, March 31, 2015, June 30, 2015, September 30, 2015 and December 31, 2015	5.00:1.0
March 31, 2016, June 30, 2016, September 30, 2016 and December 31, 2016	4.75:1.0
March 31, 2017 and each Computation Period ending thereafter	3.25:1.0
(p)    Section 7.14.3 of the Credit Agreement is amended by inserting the following clause (d) at the end thereof:
(d)    Notwithstanding anything to the contrary set forth in this Agreement, Borrower may not utilize the equity cure right set forth in this Section 7.14.3 at any time prior to the December 2016 Compliance Date (it being understood that this Section 7.14.3 may not be utilized in order to allow Borrower to comply with the covenant set forth in Section 7.14.2 as of December 31, 2016 for purposes of determining whether the December 2016 Compliance Date has occurred).
(q)    A new Section 7.14.4 is added to the end of Section 7.14 of the Credit Agreement as follows:
7.14.4.    Interest Coverage Ratio.
Not permit the Interest Coverage Ratio for any Computation Period set forth below to be less than the applicable ratio set forth below for such Computation Period:

Computation Period Ending	Interest Coverage Ratio
December 31, 2014, March 31, 2015, June 30, 2015, September 30, 2015 and December 31, 2015	2.25:1.0
March 31, 2016, June 30, 2016, September 30, 2016 and December 31, 2016	2.50:1.0

(r)    A new Section 7.14.5 is added to the end of Section 7.14 of the Credit Agreement as follows:
7.14.5    EBITDA.
Not Permit EBITDA for any trailing twelve month period ending on the last day of any month from and after the month ending November 30, 2014 through and including the month ending on December 31, 2016 to be less than $20,000,000.
(s)    A new Section 7.14.6 is added to the end of Section 7.14 of the Credit Agreement as follows:
7.14.6.    Capital Expenditures.
Not permit the aggregate amount of all Capital Expenditures made by Holdings and its Subsidiaries in the Fiscal Years ending December 31, 2014, December 31, 2015 and December 31, 2016 to exceed $12,500,000.
(t)    Section 8.1.4 of the Credit Agreement is amended by inserting ", 6.10" immediately after the reference to "6.9" and prior to the reference to "and Section 7" set forth therein.
(u)    Exhibit B to the Credit Agreement is amended and restated in its entirety in the form attached as Exhibit B hereto.
2.    Conditions to Effectiveness. The effectiveness of this Amendment is subject to satisfaction of the following conditions precedent (unless specifically waived in writing by Agent):
(a)    Agent shall have received a copy of this Amendment (including the Consent and Reaffirmation attached hereto), executed by Borrower, each Loan Party and Required Lenders;
(b)    After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing;
(c)    Agent shall have received the Amendment Fee (as defined below) for the benefit of Lenders, and Borrower shall have paid all other fees and expenses (including fees and expenses of counsel to the extent invoiced) due and payable as of the date hereof in connection with this Amendment, the Credit Agreement and the other Loan Documents; and
(d)    Agent shall have received such documents, instruments and agreements as are reasonably required by Agent in connection with this Amendment, in form and substance reasonably satisfactory to Agent.
3.    Representations and Warranties. To induce Agent and the Required Lenders to enter into this Amendment, Borrower represents and warrants to Agent and Lenders that:
(a)    the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of Borrower and each other Loan Party and that this Amendment has been duly executed and delivered by Borrower and each other Loan Party;
(b)    this Amendment and the Borrower's obligations under the Credit Agreement as amended hereby constitute the legal, valid and binding obligation of Borrower and are enforceable against Borrower in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditor's rights generally and to general principles of equity;
(c)    the execution and delivery by Borrower and the other Loan Parties of this Amendment does not require the consent or approval of any Person, except such consents and approvals as have been obtained;
(d)    after giving effect to this Amendment, the representations and warranties of Borrower and each other Loan Party set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects with the same effect as if made on the date hereof (except to the extent such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date); and
(e)    no Default or Event of Default has occurred and is continuing.
4.    Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.
5.    References. Any reference to the Credit Agreement contained in any document, instrument or Credit Agreement executed in connection with the Credit Agreement shall be deemed to be a reference to the Credit Agreement as modified by this Amendment.
6.    Amendment Fee. In consideration of the agreements set forth herein, Borrower agrees to pay to Agent, for the ratable benefit of the respective Lenders that execute, deliver and release signature pages to this Amendment to the Agent on or before 4:00 p.m. (Chicago time) on November 3, 2014 (such Lenders, the "Consenting Lenders"), an amendment fee equal to 0.25% of the sum of the Revolving Loan Commitments and outstanding principal amount of the Term Loans of the Consenting Lenders as of the date hereof, which amendment fee shall be fully earned and due and payable on the date hereof.
7.    Counterparts; Electronic Transmission. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument. Facsimile signatures and other electronic signatures shall also constitute originals.
8.    Release.
(a)    In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of Borrower and each other Loan Party (by such other Loan Party's execution and delivery of the attached Consent and Reaffirmation), on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set‑off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, Borrower or such Loan Party or any of their successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.
(b)    Each of Borrower and each other Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
(c)    Each of Borrower and each other Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth herein.
9.    Ratification. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions of the Credit Agreement and shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Credit Agreement. Except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement and each of the other Loan Documents are ratified and confirmed and shall continue in full force and effect.
10.    Governing Law. THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

PERFORMANT BUSINESS SERVICES, INC. (formerly known as DCS Business Services, Inc.) By: /s/ Hakan Orvell Name: Hakan Orvell Title: CFO

MADISON CAPITAL FUNDING LLC, as Agent and a Lender By: /s/ Michael Nativi Name: Michael Nativi Title: Director

LMF WF PORTFOLIO I, LLC By: MCF Capital Management LLC, as collateral manager By: /s/ Justin Bentley Name: Justin Bentley Title: Vice President

MCF CLO I LLC By: MCF Capital Management LLC, as collateral manager By: /s/ Justin Bentley Name: Justin Bentley Title: Vice President

MCF CLO II LLC By: MCF Capital Management LLC, as collateral manager By: /s/ Justin Bentley Name: Justin Bentley Title: Vice President

Amalgamated Bank, as a Lender By: /s/ Michael LaManes Name: Michael LaManes Title: First Vice President

Bank of the West, as a Lender By: /s/ Joel Harvill Name: Joel Harvill Title: Vice President

Saratoga Investment Corp CLO 2013-1, Ltd., as a Lender By: /s/ Pavel Antonov Name: Pavel Antonov Title: Attorney In Fact

AUDAX SENIOR DEBT (WCTPT) SPV, LLC, as a Lender By: /s/ Michael P. McGonigle Name: Michael P. McGonigle Title: Authorized Signatory

AUDAX CREDIT OPPORTUNITIES OFFSHORE LTD., as a Lender By: /s/ Michael P. McGonigle Name: Michael P. McGonigle Title: Authorized Signatory

CMFG LIFE INSURANCE COMPANY, as a Lender Audax Management Company (NY), LLC, its subadviser, By: /s/ Michael P. McGonigle Name: Michael P. McGonigle Title: Authorized Signatory

AUDAX CREDIT OPPORTUNITIES (SBA), LLC., as a Lender By: /s/ Michael P. McGonigle Name: Michael P. McGonigle Title: Authorized Signatory

BancAlliance Inc. By: AP Commercial LLC, its attorney-in-fact, as a Lender By: /s/ John Gray Name: John Gray Title: Managing Director

MC Funding, Ltd, By: Monroe Capital Management, LLC, as Collateral Manager, as a Lender By: /s/ Seth Friedman Name: Seth Friedman Title: Vice President

NEWSTAR COMMERCIAL LOAN FUNDING 2012-2 LLC By: NewStar Financial, Inc., its Designated Manager By: /s/ Walter J. Marullo Name: Walter J. Marullo Title: Managing Director

NEWSTAR COMMERCIAL LOAN FUNDING 2013-1 LLC By: NewStar Financial, Inc., its Designated Manager By: /s/ Walter J. Marullo Name: Walter J. Marullo Title: Managing Director

NEWSTAR COMMERCIAL LOAN FUNDING 2014-1 LLC NewStar Financial, Inc., its Designated Manager By: /s/ Walter J. Marullo Name: Walter J. Marullo Title: Managing Director

CONSENT AND REAFFIRMATION
Each of Performant Financial Corporation, Performant Recovery, Inc. (formerly known as Diversified Collection Services, Inc.) and Performant Technologies, Inc. (formerly known as Vista Financial, Inc.) (collectively, the "Companies") hereby (i) acknowledges receipt of a copy of the foregoing Amendment No. 2 to Credit Agreement dated as of November 4, 2014 (the "Amendment"); (ii) consents to Borrower's execution and delivery of the Amendment and the consummation of the transactions contemplated thereby; (iii) agrees to be bound by the Amendment (including by Section 8 of the Amendment); (iv) affirms that nothing contained in the Amendment shall modify in any respect whatsoever any Loan Document to which it is a party; and (v) reaffirms that such Loan Documents shall continue to remain in full force and effect and that its guaranty of the Obligations and grant of security interests in its assets to secure such guaranty of the Obligations shall remain in effect in all respects. Although the Companies have been informed of the matters set forth herein and has acknowledged and agreed to same, each of the Companies understands that Agent and Lenders have no obligation to inform either Company of such matters in the future or to seek acknowledgment of either Company or agreement to future amendments, waivers or consents, and nothing herein shall create such a duty.
IN WITNESS WHEREOF, the parties hereto have caused this Consent and Reaffirmation to be duly executed under seal and delivered by their respective duly authorized officers on and as of the date of the Amendment.
[Signature Page Follows]

PERFORMANT FINANCIAL CORPORATION By: /s/ Hakan Orvell Title: CFO

PERFORMANT RECOVERY, INC. (formerly known as Diversified Collection Services, Inc.) By: /s/ Hakan Orvell Title: CFO

PERFORMANT TECHNOLOGIES, INC. (formerly known as Vista Financial, Inc.) By: /s/ Hakan Orvell Title: CFO

Exhibit B
Form of Compliance Certificate

Please refer to the Credit Agreement dated as of March 19, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among the undersigned ("Borrower"), the lenders party thereto from time to time, as Lenders, and Madison Capital Funding LLC, as administrative agent ("Agent"). This certificate (this "Certificate"), together with supporting calculations attached hereto, is delivered to Agent and Lenders pursuant to the terms of the Credit Agreement. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.
[Enclosed herewith is a copy of the [annual audited/quarterly/monthly] report of Borrower as at ________________ (the "Computation Date"), which report fairly presents in all material respects the financial condition and results of operations [(subject to the absence of footnotes and to normal year-end adjustments)] of Borrower as of the Computation Date and has been prepared in accordance with GAAP consistently applied.]
Borrower hereby certifies and warrants that the computations set forth on the schedule attached hereto correspond to the ratios contained in the Credit Agreement and such computations are true and correct as at the [Computation Date] [date hereof, after giving pro forma effect to the Acquisition (and related Loans) pursuant to which this certificate is delivered].
Borrower further certifies that no Event of Default or Default has occurred and is continuing as of the date hereof [except as described on the Schedule attached hereto].

PERFORMANT BUSINESS SERVICES, INC. (formerly known as DCS Business Services, Inc.) By: Title:

Schedule to Compliance Certificate
Dated as of _________________

A. Section 7.14.1 - Minimum Fixed Charge Coverage Ratio
1. Consolidated Net Income	$________
2. Plus: Losses from Dispositions, extraordinary items, discontinued operations, reappraisal, revaluation or write-down of assets interest expense and the Agent's fee
   income tax expense
   depreciation
   amortization
   charges for impairment of goodwill and
     other intangibles
   management fees and reimbursable expenses
   amortization of debt discounts and commissions
$________ $________ $________ $________ $________ $________ $________ $________
3. Plus: Transaction fees and expenses in connection with this agreement Non-cash expenses in connection with options, deferred compensation and stock options	$________ $________
Transaction Fees in connection with Permitted Acquisitions and Investments permitted under Sections 7.11(q) and 7.11(s)	$________
Transaction fees and expenses in connection with a successful Qualified IPO	$________
Transaction fees and expenses in connection with an unsuccessful Qualified IPO	$________
Costs and expenses related to Permitted Debt or equity issuances	$________
Non-cash expenses in the form of options granted to Borrower or Holdings and other non-cash expense with respect to deferred compensation and stock options	$________
severance expenses approved by the Agent	$________
business interruption insurance proceeds	$________
Non-cash adjustment to the valuation of earnout payments or other consideration relating to Investments permitted hereunder	$________
cash restructuring charges approved by the Agent in connection with Permitted Acquisitions and Investments permitted under Sections 7.11(q) and 7.11(s)	$________
non-cash restructuring charges from Permitted Acquisitions or Investments permitted under Sections 7.11(q) and 7.11(s)	$________
non-cash charges (or minus non-cash gains) relating to various accounting charges	$________
other extraordinary costs and expenses satisfactory to Agent	$________
non-cash adjustments relating to earn-outs and other investment consideration	$________
any Cure Amount contributed pursuant to Section 7.14.3 (solely for purpose of determining compliance with Section 7.14.1 and 7.14.2)	$________
the result of (a) the amount collected during such period from the Department of Education for services performed and invoiced, but for which revenue has not yet been recognized in Consolidated Net Income, minus (b) revenue from the Department of Education recognized in Consolidated Net Income during such period for which cash was received in a prior period and where revenue was not previously recognized, all subject to the review and reasonable approval of Agent
$________
CMS Settlement Addback up to $3,000,000 during term of Agreement	$_________
Fees, costs and expenses re Amendment No. 2	$_________
4. Minus: Gains from Dispositions, extraordinary items, discontinued operations, reappraisal, revaluation or write-up of assets	$________
5. Total (EBITDA)	$________
6. Income taxes paid in cash (net of refunds) and tax distributions paid in cash	$________
7. other restricted payments made pursuant to Section 7.4 (other than restricted payments funded from an Increase Request, Additional Subordinated Debt or a Qualified IPO, and transaction expenses distributed pursuant to Section 7.4(iv))
$________
8. Unfinanced Capital Expenditures paid in cash	$________
9. Sum of (6), (7) and (8)	$________
10. Remainder of (5) minus (9)	$________
11. Interest Expense paid in cash	$________
12. Required payments of principal of Debt (including Term Loans but excluding Revolving Loans)	$________
13. Scheduled installments for the purchase of licenses of software paid in cash	$________
14. Sum of (11), (12) and (13)	$________
15. Ratio of (10) to (14)	___:1.00
B. Section 7.14.2 - Maximum Total Debt to [Adjusted] EBITDA Ratio
1. Total Debt	$________
2. [Adjusted] EBITDA
(from Item A(5) above[, plus Pro Forma EBITDA totaling $______ in the aggregate for all applicable Permitted Acquisitions in such period (comprising of Pro Forma Adjusted EBITDA in the following individual amounts with respect to the following individual Permitted Acquisitions (x) _______, $________, (y) _______, $________ and (z) _______, $________)])
$________
3. Ratio of (1) to (2)	____ to 1
4. Maximum allowed	____ to 1
C. Section 7.14.4 – Minimum Interest Coverage Ratio
1. EBITDA (from Item [__] above)	$________
2. Interest Expense paid in cash	$________
3. Ratio of (1) to (2)	____ to 1
4. Minimum required	____ to 1
D. Section 7.15.5 – Minimum EBITDA.
1. EBITDA (from Item [__] above)	$________
2. Minimum required	$20,000,000
E. Section 7.14.6 - Capital Expenditures
1. Capital Expenditures for the Fiscal Year	$________
2. Maximum Permitted Capital Expenditures	$12,500,000